Exhibit 99.1

           Unify Announces Third Quarter Fiscal 2006 Financial Results


    SACRAMENTO, Calif.--(BUSINESS WIRE)--March 14, 2006--Unify Corp. (OTCBB:UNFY) today announced financial results for its third quarter of fiscal 2006 ended Jan. 31, 2006. In addition, Unify and HALO Technology Holdings announced earlier today a definitive agreement for HALO to acquire Unify (see press release, HALO Technology Holdings to Acquire Unify Corp. for Approximately $21 Million, dated March 14,
2006).
    Unify's total revenues in the third quarter of fiscal 2006 were $2.4 million, compared to $3.0 million in the third quarter of fiscal 2005. Software licenses revenue was $1.0 million, compared to $1.5 million for the same quarter last fiscal year. Services revenue was $1.4 million for the quarter, compared to $1.5 million for the same quarter of the prior year. Net loss was $688,000 or $0.02 loss per share, compared to a net loss of $651,000 or $0.02 loss per share in the third quarter of fiscal 2005.
    For the first nine months, total revenues were $7.8 million, compared to $8.5 million for the comparable period last year. Year to date net loss was $795,000 or $0.03 loss per share, compared to a net loss of $1.8 million or $0.06 loss per share in nine months ended last fiscal year.
    Unify ended the third quarter with total cash and cash equivalents of $2.7 million. Deferred revenue increased to $3.4 million from $3.2 million in the third quarter of fiscal 2005.
    "We are disappointed that the investments we've been making to grow the business have not yet paid off," said Todd Wille, CEO of Unify. "We have made significant progress and continue to see potential for growth in our three initiatives of NavRisk, Lotus Notes migration solutions and our ViaMode driver performance software. However, it has taken longer than we anticipated to ramp sales and sign deals, and as a result, we had a disappointing revenue quarter."
    Wille added, "We are excited about the merger we announced today with HALO. The acquisition is highly complementary to Unify by giving us access to greater resources, cross selling opportunities among a larger installed base of customers and eliminating the operating costs of being a publicly traded company. Additionally, HALO's acquisition strategy will enable Unify to more rapidly execute on growth initiatives, particularly within the Insurance Risk Management market."

    Conference Call

    Unify's quarterly conference call begins at 1:30 Pacific Time today and is open to all interested parties. Listeners should dial 800-683-1575 prior to the start of the conference call. The conference call will also be Webcast. Online listeners should visit www.unify.com prior to the start of the call for login information. A replay of the conference call will be available until March 22, 200 by dialing 877-519-4471 and entering the passcode 7075757.

    About Unify Corporation

    Unify provides business automation solutions including specialty insurance risk management and driver performance applications. Unify's solutions deliver a broad set of capabilities for automating business processes, integrating existing information systems and delivering collaborative information. Through its industry expertise and market leading technologies, Unify helps organizations drive business optimization, apply governance and increase customer service. Unify is headquartered in Sacramento, Calif., with offices in London and Paris, and a worldwide network of global distributors. Contact Unify at 916-928-6400 or visit www.unify.com.

    This press release contains "forward-looking statements" as that term is defined in Section 21E of the Securities Exchange Act of 1934 as amended. Forward looking statements are denoted by words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates", and other variations of such words and similar expressions are intended to identify such forward-looking statements. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the Company's forward looking statements. Such risks and uncertainties include, but are not limited to general economic conditions in the insurance industry, computer and software industries, domestically and worldwide, the Company's ability to keep up with technological innovations in relation to its competitors, product defects or delays, developments in the Company's relationships with its customers, distributors and suppliers, changes in pricing policies of the Company or its competitors and the Company's ability to attract and retain employees in key positions. In addition, Unify's forward looking statements should be considered in the context of other risks and uncertainties discussed in the Company's SEC filings available for viewing on its web site at "Investor Relations," "SEC filings" or from the SEC at www.sec.gov.
    Unify is a registered trademark Unify Corporation. All other trademarks and registered trademarks are the properties of their respective owners.


                        UNIFY CORPORATION
              CONDENSED CONSOLIDATED BALANCE SHEETS
                         (In thousands)

                                                 January 31, April 30,
                                                    2006       2005
                                                 ----------- ---------
                                                 (unaudited) (audited)
                     ASSETS
Current assets:
 Cash and cash equivalents                         $2,729     $3,675
 Accounts receivable, net                           2,674      2,611
 Prepaid expenses & other current assets              502        656
 Contracts in progress                                116         --
                                                 ----------- ---------
 Total current assets                               6,021      6,942

Property and equipment, net                           301        429
Other investments                                     214        214
Goodwill and intangible assets, net                 1,648      1,739
Other assets, net                                     198        166
                                                 ----------- ---------
 Total assets                                      $8,382     $9,490
                                                 =========== =========

      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                  $  161     $  739
 Short-term borrowings and current portion of
  long-term debt                                      812        166
 Other accrued liabilities                            724      1,336
 Accrued compensation and related expenses            598        721
 Deferred revenue                                   3,365      3,220
                                                 ----------- ---------
 Total current liabilities                          5,660      6,182

Other long-term liabilities                           700        741

Commitments and contingencies                          --         --

Stockholders' equity:
 Common stock                                          29         28
 Additional paid-in capital                        63,886     63,588
 Accumulated other comprehensive income                24         73
 Accumulated deficit                              (61,917)   (61,122)
                                                 ----------- ---------
 Total stockholders' equity                         2,022      2,567
                                                 ----------- ---------
 Total liabilities and stockholders' equity        $8,382     $9,490
                                                 =========== =========


                          UNIFY CORPORATION
      UNAUDITED CONSENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share data)

                                        Three Months    Nine Months
                                           Ended           Ended
                                        January 31,      January 31,
                                      --------------- ----------------
                                       2006    2005    2006     2005
                                      ------- ------- ------- --------
Revenues:
 Software licenses                    $1,029  $1,469  $3,444   $3,934
 Services                              1,393   1,518   4,365    4,596
                                      ------- ------- ------- --------
   Total revenues                      2,422   2,987   7,809    8,530
                                      ------- ------- ------- --------

Cost of Revenues:
 Software licenses                        95      96     355      264
 Services                                634     351   1,359    1,077
                                      ------- ------- ------- --------
   Total cost of revenues                729     447   1,714    1,341
                                      ------- ------- ------- --------
Gross profit                           1,693   2,540   6,095    7,189
                                      ------- ------- ------- --------

Operating Expenses:
 Product development                     755     678   2,068    2,110
 Selling, general and administrative   1,641   2,544   4,846    6,866
                                      ------- ------- ------- --------
   Total operating expenses            2,396   3,222   6,914    8,976
                                      ------- ------- ------- --------
 Loss from operations                   (703)   (682)   (819)  (1,787)
Other income, net                         15      34      24       35
                                      ------- ------- ------- --------
 Loss before income taxes               (688)   (648)   (795)  (1,752)
Provision for income taxes                --       3      --        7
                                      ------- ------- ------- --------
 Net loss                              $(688)  $(651)  $(795) $(1,759)
                                      ======= ======= ======= ========

Net loss per share:
 Basic                                $(0.02) $(0.02) $(0.03)  $(0.06)
 Dilutive                             $(0.02) $(0.02) $(0.03)  $(0.06)

Shares used in computing net loss per
 share:
 Basic                                29,148  27,692  29,065   27,606
 Dilutive                             29,148  27,692  29,065   27,606



    CONTACT: Unify Corporation
             Deb Thornton, 916-928-6379
             deb@unify.com